EXHIBIT 5.2

                         INVESTMENT MANAGEMENT AGREEMENT
                                      with
                        INVESCO Capital Management, Inc.


THIS AGREEMENT (the "Agreement"), made on this ___ day of ___________________, 19___, by and between the Chaconia Caribbean States Growth Fund, (the "Client"), and INVESCO Capital Management, Inc. ("INVESCO").

                              W I T N E S S E T H :

         WHEREAS, the Client is the owner or custodian of, or otherwise has investment authority with respect to, securities, cash and other property (such securities, cash and other property collectively herein referred to as the "Fund") held in one or more accounts (the "Account"); and

         WHEREAS, the Client desires to appoint INVESCO to serve as investment manager with respect to the Account (in such capacity, INVESCO being referred to hereinafter as "Investment Manager"); and

         WHEREAS, INVESCO is a "registered investment adviser" under the Investment Advisers Act of 1940;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         I. APPOINTMENT. INVESCO is hereby appointed to serve as Investment Manager with respect to the Account. INVESCO hereby accepts its appointment subject to the terms and conditions of this Agreement.

         II. DUTIES AND POWERS OF INVESTMENT MANAGER

            A.    Duties

              1. Subject to any restrictions and/or guidelines contained in Exhibit "A" attached hereto and by this reference incorporated herein, and any additional restrictions and/or guidelines as may from time to time be communicated in writing by the Client, INVESCO shall from time to time invest and reinvest the Fund and keep the same invested, in its sole discretion, without distinction between principal and income, in any property, real, personal or mixed, or share or part thereof, or part interest thereof, or part interest therein, wherever situated, and whether or not productive of income, including but not limited to: capital, common and preferred stock, mutual funds, personal, corporate and governmental obligations, secured or unsecured; mortgages, leaseholds, fees and other interests in realty; oil, gas or mineral properties, rights, royalties, payments and other interests in such properties; contracts, conditional sales agreements, choses in action, trust and participation certificates, and other evidences of ownership, part ownership, interest or part interest.

              2. INVESCO shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a responsible fiduciary acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, and by diversifying the investments under management so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so. It is agreed that the standard set forth in the foregoing sentence constitutes the sole standard of care imposed upon INVESCO by this Agreement.

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                                       2

              3. In the performance of its duties hereunder, INVESCO shall act in accordance with the investment guidelines which the Client may, from time to time, have furnished to INVESCO in writing subject only to such limitations as the Client may impose, or as may otherwise be imposed by law.

              4. INVESCO will provide Client with such periodic reports as Client and INVESCO may mutually agree; provided however, that reports as to the status and investments in the Account shall be provided no less frequently than quarterly.

         B. Powers. The Client hereby appoints INVESCO its agent and attorney-in-fact with respect to, and hereby confers, and INVESCO hereby acknowledges, the following powers in the performance of its duties as Investment Manager under this Agreement:

              1. To direct the purchase or subscription for any securities or property;

              2. To direct the sale, exchange, conveyance, transfer or other disposition of any stocks, bonds or other securities held in the Account or comprising the Fund, by private contract or at public auction, with or without advertising;

              3. To vote any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith, and generally to exercise any of the powers of an owner with respect to stocks, bonds, or other securities of the Fund; provided, that all such powers shall be exercised by INVESCO in its sole and absolute discretion subject only to its general fiduciary obligations to the Client as set forth in Section IIA(2) above;

              4. To direct the writing of covered call options and the purchase or sale of put options and financial futures contracts;

              5. In the performance of its duties hereunder, INVESCO may, with prior notice to the Client, provide services to Client through any or all of its affiliates including, without limitation, INVESCO Funds Group, Inc., INVESCO Trust Company, INVESCO Management & Research, Inc., INVESCO Realty Advisors, Inc., PRIMCO Capital Management, Inc., or AIM Management Group Inc.

              6. To make, execute, acknowledge and deliver any and all documents that may be necessary to carry out the powers of INVESCO, as Investment Manager;

              7. To carry out the duties set forth in Subsection IIA of this Agreement;



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                                       3

              8. To direct the placement of brokerage orders with respect to assets comprising the Fund with such broker or brokers as INVESCO shall select; and

              9. Generally, to do all such acts and to execute and deliver all such instruments as in the judgment of INVESCO may be necessary or desirable to carry out any powers or authority of INVESCO under this Agreement, without advertisement and without order of court, and without having to post bond or make any returns or report of its doings to any court.

         C. Investment Decisions. INVESCO shall have full power to make and act upon all investment decisions with respect to the Fund, in its sole discretion, subject only to the terms of this Agreement, as amended from time to time.

         D. Compensation. The compensation of INVESCO as Investment Manager shall be such as is set forth in INVESCO's separate published fee schedule in effect from time to time, a current copy of which is attached hereto as Exhibit "B", except that no increase in fees shall be effective until 90 days after notice thereof to the Client. Unless otherwise provided in Exhibit "B", payment to INVESCO shall be made quarterly, based on a calendar year, and the fee shall be due and payable within 15 days after the end of each quarterly period. If this Agreement commences at any time other than at the beginning of a quarterly period, the first quarterly fee shall be prorated to the end of such first quarterly period. At no time will INVESCO be compensated on the basis of a share of capital gains or capital appreciation of the Fund except as based upon the total value of the Fund in accordance with INVESCO's aforementioned fee schedule. If this Agreement is terminated all fees due to INVESCO shall be prorated to the date of termination.

     III. TRANSACTION PROCEDURES. All transactions will be consummated by payment to, or delivery by, Client, or such other party as Client may designate in writing (the "Custodian"), of all cash and/or securities due to or from the Account. INVESCO shall not act as custodian for the Account, but may issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by INVESCO pursuant to the terms of this Agreement. Instructions of INVESCO to Client and/or the Custodian shall be made in writing sent by first-class mail or, at the option of INVESCO, orally and confirmed in writing as soon as practical thereafter, and INVESCO shall instruct all brokers and dealers executing orders on behalf of the Account to forward to Client and/or the Custodian copies of all confirmations promptly after execution of transactions. INVESCO shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer or the Custodian; provided, however, that INVESCO will make reasonable efforts to require that brokers and dealers selected by INVESCO perform their obligations with respect to the Account.

     IV. ALLOCATION OF BROKERAGE. Where INVESCO places orders for the execution of portfolio transactions for the Account, INVESCO may allocate such transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in the good faith judgment of INVESCO will be in the best interest of the Account, taking into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commissions, but also other relevant factors (such as, without limitation, execution capabilities, research and other services provided by such brokers or dealers which are expected to enhance the general portfolio management capabilities of INVESCO, and the value of an ongoing relationship of INVESCO with such brokers and dealers) without having to demonstrate that such factors are of a direct benefit to the Account. Client may direct INVESCO to utilize specific brokers or dealers. Client represents that such direction shall be for the exclusive purpose of providing benefits to participants and beneficiaries of the Account and shall not constitute, or cause the Account to be engaged in any violation of federal or state law with regard to "prohibited transactions" or "parties-in-interest".

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                                       4


     V. SERVICES TO OTHER CLIENTS OF INVESCO. INVESCO may perform investment advisory services for various clients other than the Client and for accounts other than the Account. INVESCO may give advice and take action with respect to other clients that differs from advice given or action taken with respect to the Fund, so long as INVESCO attempts in good faith reasonably to allocate investment opportunities to the Client and the Account over a period of time on a fair and equitable basis compared to investment opportunities extended to other clients. INVESCO is not obligated to initiate the purchase or sale for the Client, or the Account, of any security that INVESCO, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the reasonable opinion of INVESCO, such transaction or investment appears unsuitable or undesirable for the Client or the Account.

     VI. CONFIDENTIAL RELATIONSHIP. Except as otherwise provided in this Section, all information and advice furnished by the Client or INVESCO to the other, with respect to the Account, the Fund or other matters pertaining to this Agreement, shall be treated as confidential and shall not be disclosed to third parties except as required by law or as necessary to carry out responsibilities set forth in this Agreement.

     VII. AUTHORITY AND STATUS OF INVESCO AS INVESTMENT MANAGER. INVESCO represents and warrants (i) that it is a registered investment adviser under the Investment Advisers Act of 1940, (ii) that it has full power and authority to enter into this Agreement, and (iii) that this Agreement has been duly authorized and when executed and delivered will be binding upon INVESCO. INVESCO acknowledges that as Investment Manager it is a fiduciary with respect to the Fund; provided, however, that INVESCO shall not be considered a fiduciary to the extent that it does not have investment discretion under this Agreement as a result of the restrictions, if any, contained in Exhibit "A".

     VIII. AUTHORITY OF THE CLIENT. The Client represents and warrants (i) that the Client has full power and authority to enter into this Agreement, and (ii) that this Agreement has been duly authorized and when executed and delivered will be binding upon the Client, the Account and the Fund.

     IX. DURATION OF AGREEMENT; ENTIRE AGREEMENT. This Agreement will remain in effect until terminated by either party hereto in accordance with Section X hereof. This Agreement constitutes the entire agreement between INVESCO and Client, and supersedes any prior agreements or understanding with respect to the subject matter hereof.

     X. TERMINATION; PROHIBITION AGAINST ASSIGNMENT.

         A. A party to this Agreement may terminate this Agreement at any time upon notice by registered or certified mail to the other parties in accordance with Section XI hereof, which notice shall be given at least thirty (30) days prior to the effective date of termination. Upon receiving or giving notice of termination, and (if termination occurs by notice from the Client) upon receipt by INVESCO of all fees payable to INVESCO pursuant to this Agreement which are accrued but unpaid as of the date of such termination, INVESCO shall, if so directed by the Client, make a full accounting to the Client with respect to all assets managed by it since its appointment as Investment Manager.


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                                       5

         B. No assignment (as that term is defined in the Investment Advisers Act of 1940) of this Agreement shall be made by either party without the consent of the other party.



     XI. NOTICES.

         A. All notices, requests and demands after the date of this Agreement, and any other communications hereunder shall be deemed to have been duly given if in writing and if delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or such other address as may be given in a notice sent to the other parties hereto in accordance with this Section XI. Such communication shall be effectively delivered or received on the date on which delivered or on the date acknowledged to have been received in return receipt.

         B. Client hereby acknowledges receipt of INVESCO's Form ADV, Part II pursuant to Rule 204-3 under the Investment Advisers Act of 1940. INVESCO annually shall deliver, or offer in writing to deliver, upon written request of the Client and without charge, Form ADV, Part II.

     XII. INDEMNIFICATION. The Client shall indemnify and hold harmless INVESCO as Investment Manager, from and against any and all claims, losses, costs, expenses (including, without limitation, attorneys' fees and court costs), damages, actions or causes of action arising from, on account of or in connection with the performance by INVESCO of its duties as Investment Manager hereunder, on account of taking, or in good faith failing to take, any actions in accordance with any instructions communicated to the Investment Manager. INVESCO shall not be held responsible for breach of duty other than such of the foregoing arising from, on account of or in connection with the bad faith, negligence, malfeasance, or breach of trust of INVESCO. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith; nothing in this Agreement shall constitute a waiver or limitation of any rights which the Client may have under applicable federal and state securities laws.

     XIII. GOVERNING LAW. The validity, construction and operation of this Agreement shall be governed by the laws of the State of Georgia, except where preempted by the provisions of federal law.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed under seal by their officers or agents thereunto duly authorized as of the day and year first above written.

                                    CLIENT:
ATTEST:                                 By:
                                     Title:

Title
          (SEAL)                            Address

                                    INVESCO Capital Management, Inc.
ATTEST:                                 By:
                                     Title:
Title                                       1315 Peachtree Street, N.E.
                                            Atlanta, Georgia 30309
                 (SEAL)                     Address


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                                       7

                                    EXHIBIT A
               DESCRIPTION OF ANY RESTRICTION TO SECTION II(A)(1)

None










































                                                                        Initials
                                                                     -----------
                                                                     -----------
                                                              Date: ____________


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                                       8

                                    EXHIBIT B
                                  COMPENSATION


In accordance with Section II (D) the fee to be paid to INVESCO shall be computed as follows:


The greater of $50,000 or the published standard fee schedule shown below:

             .75 of 1% on the first $10,000,000
             .50 of 1% on the next $10,000,000
             .20 of 1% thereafter

















The fee provided above is the annual fee charged by INVESCO Capital Management for investment management services. Fees are based on the market value of the assets under management at the end of each calendar or fiscal quarter and are charged in arrears. The quarterly fee is calculated by applying the annual rate above to the total market value of the assets and then taking one-quarter of the total as the quarterly fee. The fee payable to INVESCO may be revised from time to time but no increase in fees shall be effective until 90 days after notice to the Client.




                                                                        Initials
                                                                     -----------
                                                                     -----------
                                                              Date: ____________